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                                                                     Exhibit 8.1



                 [Letterhead of Wachtell, Lipton, Rosen & Katz]



                                                     December 20, 2001





AT&T Wireless Services, Inc.
7277 164th Avenue, NE, Building 1
Redmond, Washington 98052

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") of AT&T Wireless Services, Inc., a Delaware corporation ("AWS"), including the proxy statement of TeleCorp PCS, Inc., a Delaware corporation ("TELECORP") forming a part thereof, relating to the merger (the "MERGER") of TL Acquisition Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of AWS, with and into TeleCorp.

                  We have participated in the preparation of the discussion set forth in the section entitled "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States federal income tax consequences of the Merger, is accurate in all material respects.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                               Very truly yours,

                                              /s/ Wachtell, Lipton, Rosen & Katz


JJS/nl